AWS ENTERPRISES, INC.
                               7916 S. Pierce Way
                         Littleton, Colorado USA 80128
                                 (303) 570-8012
                              Fax: (303) 691-5154


The Board of Directors
Automotive Warranty Network, Inc.
6845 S. Elati Street
Littleton, CO 80120                                          May 23, 2001

Dear Sirs,

         On behalf of the Board of Directors of AWS Enterprises, Inc., I am pleased to inform you that we are ready to proceed with the purchase of 50,000 shares of the common stock of Automotive Warranty Network, Inc. ("AWN") The purchase price is the sum of $50,000.00 which will be paid at closing. At that time there will be no other shares authorized, issued or outstanding, and none will be issued except when AWN has monthly revenues exceeding expenses and except upon our prior written approval. As sole shareholder we hereby advise that any issuance of shares without our approval will be considered a breach of good faith and done solely to dilute our shareholder positon.

         Our understanding is that the principal employees of AWN have many years in the business of servicing automobile warranty claims on behalf of dealers, as described in the AWN literature previously provided. Further it is our understanding that AWN currently has cash revenues, executed contracts with dealers, and is prepared to implement its business plan upon receipt of the stock sale proceeds. The use of those proceeds has been described by you and is agreeable to us. It is also our understanding that you will cooperate with our accountants in the preparation of regular monthly financial reports for our review no later than the fifteenth of each month.

         We have reviewed the information you provided and met with your business advisor. We are excited to be able to work with you on this venture and will do what we are able to ensure its success. We look forward to the closing and moving on with the affairs of the company.

                                            Sincerely,

                                            /s/ Alexander V. Lagerborg
                                            ----------------------------
                                            Alexander V. Lagerborg
                                            President

                                  EXHIBIT 12.3